                                                                      EXHIBIT 11

                        STERICYCLE, INC. AND SUBSIDIARIES

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                         FOR THE THREE                             FOR THE NINE
                                                         MONTHS ENDED                              MONTHS ENDED
                                                         SEPTEMBER 30,                             SEPTEMBER 30,
                                                  --------------------------------        --------------------------------
                                                       2000                1999                2000                1999
                                                  ------------         -----------        ------------         -----------
Numerator:
   Net Income                                     $      3,433         $     2,882        $     10,292         $     7,869
   Preferred stock dividends                              (633)               --                (1,926)               --
                                                  ------------         -----------        ------------         -----------
   Numerator for basic earnings
      per share                                   $      2,800         $     2,882        $      8,366         $     7,869

   Effective of dilutive securities:
     Preferred stock dividends                             633                --                 1,926                --
                                                  ------------         -----------        ------------         -----------

   Numerator for diluted earnings
    per share income available to
    common shareholders after
    assumed conversions                           $      3,433         $     2,882        $     10,292         $     7,869
                                                  ------------         -----------        ------------         -----------

Denominator:
  Denominator for basic earnings per share
    Weighted average shares                         14,872,322          14,605,219          14,809,100          14,073,309

  Effective of dilutive securities:
    Employee stock options                             660,822             314,636             581,939             317,014
    Warrants                                           167,246              83,250             146,870              80,868
    Convertible preferred stock                      4,395,733                --             4,339,956                --
                                                  ------------         -----------        ------------         -----------
  Dilutive potential shares                          5,223,801             397,886           5,068,765             397,882

  Denominator for diluted earnings
  per share adjusted weighted
  average shares and assumed
  conversions                                       20,096,123          15,003,105          19,877,865          14,471,191
                                                  ============         ===========        ============         ===========

Earnings per share - Basic                        $       0.19         $      0.20        $       0.56         $      0.56
                                                  ============         ===========        ============         ===========
Earnings per share - Diluted                      $       0.17         $      0.19        $       0.52         $      0.54
                                                  ============         ===========        ============         ===========